Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS:
GIL ALLON, CEO
221 LATHROP WAY, SUITE I	ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS
TODD FROMER / GARTH RUSSELL
KCSA Worldwide
212-896-1215 / 212-896-1250
FOR IMMEDIATE RELEASE

Ophthalmic Imaging Systems Announces Private Equity Financing
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Enters agreement to acquire substantially all of the assets of MediVision
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Extends payment date and maturity date for its outstanding convertible notes

SACRAMENTO, Calif. – June 29, 2009 -- Ophthalmic Imaging Systems (“OIS” or “the Company”) (OTCBB: OISI), a leading digital imaging company, today announced it has signed a purchase agreement with U.M. AccelMed, (“AccelMed”), Limited Partnership for a $6.0 million private placement of the Company’s common stock and warrants to be completed in two installments.

Under the terms of the purchase agreement, OIS may issue up to an aggregate of 13,214,317 shares of its common stock and warrants to purchase up to an aggregate of 4,404,772 shares of the its common stock. The Company intends to use the net proceeds for working capital and general corporate purposes.

The first installment of approximately $4.0 million was completed on June 24, 2009. In the first installment OIS sold 9,633,228 shares of common stock at a purchase price of $0.415 per share and issued three-year warrants to purchase up to 3,211,076 shares of common stock at $1.00 per share. The second installment, consisting of 3,581,089 shares of common stock at a purchase price of $0.558 per share and warrants to purchase 1,193,696 shares of common stock at $1.00 per share is expected to be completed by April 15, 2010, subject to certain conditions. The warrants to be issued in the second installment will expire three years from the date of completion of the first installment

In connection with the private placement, the Board of Directors of OIS appointed Dr. Uri Geiger and Moshe (Mori) Arkin from AccelMed to the Board, effective June 24, 2009.

“The private equity financing announced today will provide OIS with additional resources to successfully market and sell the electronic medical records (EMR) and practice management (PM) solutions OIS and its subsidiary, Abraxas, introduced over the last eight months. It will also allow OIS to broaden its marketing activities selling OIS Symphony Image Management systems as well as promoting other innovative products in the development pipeline,” stated Gil Allon, Chief Executive Officer of OIS.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

June 29, 2009

“I am excited to join the Board of Directors for OIS, as I believe in the vision of the Company to be the provider of leading edge technologies for ophthalmologists. The Company has expanded its own offerings with the launch of EMR and PM solutions for ophthalmologists and expanded into new medical fields with a wide range of EMR and PM solutions through its subsidiary, Abraxas. I have great confidence in the OIS management team and I believe that together with AccelMed's resources and connections, OIS has a tremendous future,” stated Dr. Geiger, AccelMed's Chairman of the board.

MediVision Asset Purchase Agreement and Escrow Agreement

On June 24, 2009, OIS entered into an asset purchase agreement with MediVision Medical Imaging Ltd., an Israeli corporation and the majority shareholder of OIS, to purchase substantially all of MediVision’s assets. As payment for such assets, OIS agreed to assume certain liabilities, including, among other things, a bank loan outstanding in an amount not to exceed $1,500,000 and all intercompany indebtedness owed to OIS with a principal amount not to exceed $4,200,000. The closing of the asset purchase is subject to a number of conditions, including the approval of the asset purchase by the shareholders of MediVision. If approved by MediVision shareholders, and if the other conditions of closing are satisfied, the asset purchase is expected to close in September 2009.

In terms of the $1,500,000 loan agreement OIS assumed on behalf of its agreement with MediVision, on June 24, 2009, OIS entered into a direct letter agreement with United Mizrahi Bank. The new loan accrues interest at LIBOR plus 4.75%. Principal payments will be made in 18 equal monthly installments beginning January 31, 2011.

Pursuant to the asset agreement with MediVision, OIS entered into an escrow agreement pursuant to which MediVision agreed to deposit in an escrow account 3,793,452 shares of OIS common stock it owns on the first installment closing date and, subject to the status of certain indebtedness, another 2,000,000 shares of OIS common stock it owns on the closing date of the asset purchase agreement. Upon MediVision’s failure to meet certain obligations as specified under the asset purchase agreement, the shares of OIS common stock held in escrow will be distributed to OIS or sold and the proceeds thereof distributed to OIS.

Extension Agreement for Existing Convertible Notes

On June 24, 2009, OIS entered into an extension agreement with the holders of its 6.5% convertible notes due April 30, 2010, of which an aggregate principal amount of $1,375,000 remains outstanding. Under the terms of the extension agreement, the holders agreed to extend the payments by 18 months, such that the next payment will be due December 31, 2010 and extend the maturity date of the notes to October 31, 2011.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent and

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

June 29, 2009

effective registration statement covering such securities or an applicable exemption from such registration requirements.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. Through OIS’ wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to Ophthalmology as well as OB/GYN, Orthopedic and Primary care. The Company, together with MediVision, one of OIS’ major shareholders, co-markets and supports our products through an extensive network of dealers, distributors, and direct representatives.

About AccelMed

AccelMed is an investment firm focusing on established, late stage medical device companies. Founded by Mori Arkin and Uri Geiger and led by a team of accomplished investment professionals with extensive experience in the medical and life science fields, AccelMed makes strategic investments in promising high-gross companies in Israel and the US. For more information see www.accelmed.co.il.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA